                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                  AMENDMENT NO. 1 TO CURRENT REPORT ON FORM 8-K

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


  DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)         NOVEMBER 26, 1997




                               CAMBREX CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




                                    DELAWARE

                 (STATE OR OTHER JURISDICTION OF INCORPORATION)




            1-10638                                  22-2476135

    (COMMISSION FILE NUMBER)             (IRS EMPLOYER IDENTIFICATION NO.)




            ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY 07073


              (ADDRESS OF PRINCIPAL EXECUTIVES OFFICES) (ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 804-3000

                                 AMENDMENT NO. 1


The undersigned registrant hereby amends the following portion of its Current Report dated October 8, 1997 on Form 8-K as set forth in the pages attached hereto:

                    ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.



                               CAMBREX CORPORATION
                                  (Registrant)


 Dated: November 26, 1997               /s/ DOUGLAS H. MacMILLAN
                                        ------------------------
                                            Douglas H. MacMillan,
                                       Vice President/Chief Financial Officer


                               Total # of pages 30
                             of which this is page 1

                       FINANCIAL STATEMENTS AND EXHIBITS





                                                                                      PAGE
                                                                                      ----
(a)  Financial Statements of Biowhittaker Inc.
     ----------------------------------------
Report of Independent Accountants                                                       3
Consolidated Statements of Income for the years ended
  October 31, 1996, 1995, and 1994                                                      4
Consolidated Balance Sheets as of October 31, 1996 and 1995                             5
Consolidated Statements of Stockholders' Equity for the years ended
  October 31, 1996, 1995, and 1994                                                      6
Consolidated Statements of Cash Flows for the years ended
  October 31, 1996, 1995, and 1994                                                      7

Notes to Consolidated Financial Statements                                            8-19

Consolidated Statements of Operations for the nine months ended
  September 30, 1997 (unaudited)                                                       20
Condensed Consolidated Balance Sheets as of September 30, 1997 (unaudited)             21

Notes to Condensed Consolidated Financial Statements                                   22


(b)  Pro Forma Financial Information
     ------------------------------
Pro Forma Condensed Consolidated Balance Sheet as of
  September 30, 1997 (Unaudited)                                                       24
Pro Forma Condensed Consolidated Statement of Operations
 for the nine months ended September 30, 1997 (Unaudited)                              25
Pro Forma Condensed Consolidated Statement of
  Operations for the year ended
  December 31, 1996 (Unaudited)                                                        26
Notes to Pro Forma Condensed Consolidated Financial
   Statements (Unaudited)                                                             27-28


(c)  Exhibits                                                                         29-30
     --------


                         REPORT OF INDEPENDENT AUDITORS



To the Stockholders and Board of Directors
BioWhittaker, Inc.

We have audited the accompanying consolidated balance sheets of BioWhittaker, Inc., as of October 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1996. Our audits also included the financial statement schedule listed in the Index on page 2. These financial statements and schedule are the responsibility to the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioWhittaker, Inc. at October 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                            ERNST & YOUNG LLP





Baltimore, Maryland
December 6, 1996

                               BIOWHITTAKER, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                            FOR THE YEARS ENDED OCTOBER 31 ,
                                                        ----------------------------------------
                                                        1996               1995             1994
                                                        ----               ----             ----
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales .........................................        $ 51,459         $ 55,797         $ 54,651

Costs and expenses
   Cost of sales ..............................          26,616           30,162           31,039
   Research and development ...................           2,608            2,789            2,458
   Selling, general and administrative ........          14,106           14,298           13,318
                                                       --------         --------         --------
                                                         43,330           47,249           46,815
                                                       --------         --------          -------
Income From Operations ........................           8,129            8,548            7,836
Other (income)/expenses
   Purchased research and development .........           4,000               --               --
   Litigation expenses ........................           3,500               --               --
   Gain on sale of product line ...............          (2,261)              --               --
   Gain on sale of joint venture ..............              --           (2,015)              --
   Gain on Pharmacia settlement ...............              --           (1,710)              --
   Other income ...............................            (362)            (326)              --
   Equity in loss of joint venture ............              --              749            1,277
   Interest ...................................             262              547              843
   (Gain)/loss on foreign currency transactions             (44)              45             (120)
                                                       --------         --------         --------
                                                          5,095           (2,710)          2 ,000
                                                       --------         --------         --------
Income Before Income Taxes ....................           3,034           11,258            5,836
Provision for income taxes ....................           2,201            4,272            2,302
                                                       --------         --------         --------
Net Income ....................................        $    833         $  6,986         $  3,534
                                                       ========         ========         ========

Net Income Per Share ..........................        $   0.08         $   0.64         $   0.32
                                                       ========         ========         ========


Average common and common equivalent
    shares outstanding (in thousands) .........          10,895           10,971           11,042
                                                       ========         ========         ========

                 See Notes to Consolidated Financial Statements.

                               BIOWHITTAKER, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                    AT OCTOBER 31,
                                                                                 ---------------------
                                                                                 1996             1995
                                                                                 -----            ----
                                                                                 (DOLLARS IN THOUSANDS)
                                     ASSETS
CURRENT ASSETS
Cash and cash equivalents .............................................        $    701         $    359
Accounts receivable, less allowance for doubtful accounts
        of $65 in 1996 and $129 in 1995 ...............................           8,623            8,624
Other receivables .....................................................           1,233               --
Inventories ...........................................................          21,114           19,138
Assets held for disposal ..............................................              --           10,379
Prepaid expenses ......................................................           1,687              556
Deferred income taxes .................................................             119               --
                                                                               --------         --------
    Total Current Assets ..............................................          33,477           39,056
                                                                               --------         --------
PROPERTY, PLANT AND EQUIPMENT
Land and land improvements ............................................             167              167
Buildings and improvements ............................................          17,579           16,993
Equipment .............................................................          15,849           13,346
                                                                               --------         --------
                                                                                 33,595           30,506
Less accumulated depreciation .........................................          16,808           14,631
                                                                               --------         --------
                                                                                 16,787           15,875
                                                                               --------         --------
INTANGIBLE ASSETS
Patents ...............................................................           4,018            4,675
Goodwill ..............................................................           3,663              678
Purchased technology ..................................................           3,350               --
Other .................................................................           1,480               --
                                                                               --------         --------
                                                                                 12,511            5,353
Less accumulated amortization .........................................           1,698              671
                                                                               --------         --------
                                                                                 10,813            4,682
                                                                               --------         --------
OTHER ASSETS ..........................................................              78              188
                                                                               --------         --------
                                                                               $ 61,155         $ 59,801
                                                                               ========         ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable .........................................................        $    300         $    900
Current portion of long-term debt .....................................             291            1,101
Accounts payable ......................................................           3,857            3,183
Accrued salaries and related expenses .................................           4,109            3,578
Accrued expenses related to sale of product line ......................           1,249               --
Other accrued liabilities .............................................           1,125            1,003
Deferred income taxes .................................................              --              410
Income taxes payable ..................................................             321               --
                                                                               --------         --------
           Total Current Liabilities ..................................          11,252           10,175
                                                                               --------         --------
LONG-TERM DEBT ........................................................           1,443            2,936
                                                                               --------         --------
DEFERRED INCOME TAXES .................................................           1,669              732
                                                                               --------         --------
STOCKHOLDERS' EQUITY
Common stock
   Par value $.01, authorized 40 million shares, outstanding 10,759,199
       shares  in 1996 and  1995 ......................................             108              108
Additional paid-in capital ............................................          26,389           26,389
Retained earnings .....................................................          20,313           19,480
Translation adjustment ................................................             (19)             (19)
                                                                               --------         --------
    Total Stockholders' Equity ........................................          46,791           45,958
                                                                               --------         --------
                                                                               $ 61,155         $ 59,801
                                                                               ========         ========

                 See Notes to Consolidated Financial Statements.

                               BIOWHITTAKER, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               FOR THE THREE YEARS ENDED OCTOBER 31, 1996
                                              ----------------------------------------------------------------------------
                                                                      ADDITIONAL
                                                 COMMON STOCK           PAID-IN        RETAINED      TRANSLATION
                                              SHARES        AMOUNT      CAPITAL        EARNINGS      ADJUSTMENT      TOTAL
                                              ------        ------      -------        --------      ----------      -----
                                                                           (DOLLARS IN THOUSANDS)
BALANCE AT OCTOBER 31, 1993 ........        10,581,214      $ 106       $ 26,633       $  8,960       $    (51)      $ 35,648
Net Income .........................                --         --             --          3,534             --          3,534
Translation adjustment and other ...                --         --            (57)            --             (4)           (61)
                                            ----------      -----       --------       --------       --------       --------

BALANCE AT OCTOBER 31, 1994 ........        10,581,214        106         26,576         12,494            (55)        39,121
Net Income .........................                --         --             --          6,986             --          6,986
Stock options exercised net of stock
       tendered in payment .........           177,985          2           (917)            --             --           (915)
Tax benefit from exercise of stock
       options .....................                --         --            730             --             --            730
Translation adjustment and other ...                --         --             --             --             36             36
                                            ----------      -----       --------       --------       --------       --------

BALANCE AT OCTOBER 31, 1995 ........        10,759,199        108         26,389         19,480            (19)        45,958
Net Income .........................                --         --             --            833             --            833
                                            ----------      -----       --------       --------       --------       --------

BALANCE AT OCTOBER 31, 1996 ........        10,759,199      $ 108       $ 26,389       $ 20,313       $    (19)      $ 46,791
                                            ==========      =====       ========       ========       ========       ========

                 See Notes to Consolidated Financial Statements.

                               BIOWHITTAKER, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    FOR THE YEARS ENDED OCTOBER 31,
                                                                --------------------------------------
                                                                1996              1995            1994
                                                                ----              ----            ----
                                                                      (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income ...........................................        $    833          $ 6,986         $ 3,534
Adjustments to reconcile net income to net cash
           provided by operating activities:
    Depreciation and amortization ....................           3,518            4,429           5,052
    Purchased research and development ...............           4,000               --              --
    Gain on sale of product line .....................          (2,261)
    Gain on sale of joint venture ....................              --           (2,015)             --
    Equity in loss of joint venture ..................              --              749           1,277
    Deferred income taxes ............................          (1,332)             (12)            218
    Loss on disposal of property, plant and equipment               63              232             233
    Write-down of property, plant and equipment ......              --              824              --
    Changes in operating assets and liabilities:
          Accounts receivable ........................             871           (1,047)             26
          Inventories ................................            (638)          (5,606)           (892)
          Prepaid expenses and other assets ..........             732              849            (532)
          Prepaid royalty ............................          (1,360)              --              --
          Accounts payable and accrued liabilities ...            (342)            (163)            736
                                                              --------          -------         -------

    Net Cash Provided By Operating Activities ........           4,084            5,226           9,652
                                                              --------          -------         -------

INVESTING ACTIVITIES
Purchases of property, plant and equipment ...........          (2,953)          (2,861)         (5,425)
Proceeds from sale of product line ...................          12,387               --              --
Purchase of Clonetics, net of cash received ..........          (8,226)              --              --
Purchase of assets of other businesses ...............          (1,044)              --              --
Investment in joint venture ..........................              --               --            (838)
Proceeds from sale of joint venture ..................              --            4,674              --
                                                              --------          -------         -------

   Net Cash Provided By (Used In) Investing Activities             164            1,813          (6,263)
                                                              --------          -------         -------

FINANCING ACTIVITIES
Net repayments of notes payable ......................            (600)          (2,600)         (3,550)
Issuance of long-term debt ...........................              --               --           1,800
Payment of long-term debt ............................          (3,428)          (4,737)         (1,304)
Other ................................................             122               19
                                                              --------          -------         -------
                                                                                                    (61)
   Net Cash Used In Financing Activities .............          (3,906)          (7,318)         (3,115)
                                                              --------          -------         -------
   Net Change In Cash ................................             342             (279)            274
   Cash At Beginning Of Year .........................             359              638             364
                                                              --------          -------         -------
   Cash At End Of Year ...............................        $    701          $   359         $   638
                                                              ========          =======         =======

Supplemental disclosure of cash flow information:
Cash paid during the period for:
   Interest ..........................................        $    312          $   707         $   793
                                                              ========          =======         =======
   Income taxes ......................................        $  2,912          $ 3,431         $ 1,486
                                                              ========          =======         =======

                 See Notes to Consolidated Financial Statements.

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 1. DESCRIPTION OF THE COMPANY

     BioWhittaker, Inc. ("BioWhittaker") is engaged in the development, manufacture and marketing of cell culture, endotoxin detection and to a lesser degree, clinical diagnostic testing products.

     During 1996, 1995 and 1994, approximately 28%, 27% and 27%, respectively, of BioWhittaker's sales were to customers outside of the United States, primarily Western Europe. Substantially all of these sales were attributable to domestic operations.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures.
Actual results could differ from those estimates.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of BioWhittaker and its wholly owned subsidiaries, after elimination of significant intercompany balances and transactions.

     Reclassifications: Certain prior years' amounts in the consolidated financial statements have been reclassified to conform to the 1996 presentation.

     Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost or market. Cost has been determined principally using the first-in, first-out (FIFO) method.

     Property and Depreciation: Property, plant and equipment is recorded at cost. Depreciation is computed generally using the straight-line method. Depreciation expense was $2,521 in 1996, $3,742 in 1995 and $4,364 in 1994.
Included in property, plant and equipment is construction in progress of $675 and $1,052 for 1996 and 1995, respectively. Of this amount, $287 and $282 is classified as buildings and improvements, and $388 and $770 is classified as equipment for 1996 and 1995, respectively.

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     Intangible Assets: Goodwill consists of the cost in excess of fair value of the net assets of entities acquired in purchase transactions and is amortized on a straight-line basis over the expected periods of benefit, which range from 10 to 40 years. Patents, purchased technology and other intangibles consist of the allocated cost of acquiring certain technology and proprietary information in business combinations accounted for as purchases. These intangibles are amortized on a straight line basis over 7 to 14 years.

     Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of: In fiscal 1996, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The Statement prescribes the accounting for the impairment of long-lived assets, such as property and equipment and intangible assets, as well as the accounting for long-lived assets that are held for disposal. The initial adoption of this Statement in fiscal 1996 did not have a material impact on the reported results of operations of the Company.

     Advertising: The Company expenses the production costs of advertising as they are incurred. Advertising expenses were $705, $627 and $743 in 1996, 1995, and 1994, respectively.

     Foreign Currency Translation: The local currency for the Company's foreign subsidiary is its functional currency. Assets and liabilities of foreign operations are translated into U.S. dollars at the market rates of exchange as of the balance sheet dates and the resultant translation adjustments are included as a component of stockholders' equity. Revenues and expenses are translated into U.S. dollars using weighted average exchange rates.

     Foreign currency transaction gains and losses are the result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency and are included in the Company's Consolidated Statement of Income.

     The major foreign currency in which the Company has risk associated with foreign exchange rate movements is the pound sterling. This risk is evaluated regularly, and from time to time, the Company reduces its exposure to fluctuations in foreign currency exchange rates on firm commitments and transactions denominated in currencies other than the functional currency by hedging such exposures. Such exposures are generally hedged using foreign currency forward contracts. There were no such contracts outstanding at October 31, 1996 and 1995.

     Generally, the gains and losses on commitment hedges are deferred and included in the basis of the transaction underlying the commitment. Gains and losses on transaction hedges are recognized in income and offset the foreign exchange gains and losses on the related transaction.

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     Net Income Per Share: Net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include the dilutive effect of outstanding stock purchase options and Anasco GmbH's right to maintain its aggregate percentage voting interest in BioWhittaker (see Note 10), calculated, in each case, using the treasury stock method. Net income per share determined on a fully diluted basis is not materially different from the primary net income per share presented.

     Stock Options Granted to Employees: The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation", which encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. Statement No. 123, effective for fiscal 1997, does not require companies to change their existing accounting for stock-based awards, but if the new fair value method is not adopted, pro forma income and earnings per share data should be provided in the footnotes to the financial statements. The Company intends to continue to account for stock-based compensation plans using the intrinsic value method and will supplementally disclose in its fiscal 1997 financial statements the required pro forma information as if the fair value method had been adopted.


NOTE 3. INVENTORIES

     Inventories consisted of the following:

                                                                               OCTOBER 31,
                                                                          ---------------------
                                                                          1996             1995
                                                                          ----             ----
     Raw material.................................................       $ 4,050          $ 2,156
     Work in process..............................................         7,323            5,251
     Finished goods...............................................         9,741           11,731
                                                                          ------          -------
                                                                         $21,114          $19,138
                                                                         =======          =======

NOTE 4. JOINT VENTURE

    Prior to April 30, 1995, BioWhittaker had a joint venture and partnership agreement with a member of the Boehringer Ingelheim Group to manufacture cell culture products in Belgium. For a 50% interest in the joint venture, the Company contributed approximately $4,700 and granted the joint venture a royalty-free exclusive license to use certain BioWhittaker technology. The investment was accounted for using the equity method.

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 4. JOINT VENTURE - (CONTINUED)

    On April 30, 1995, the Company sold to Boehringer Ingelheim International GmbH ("Boehringer") 100% of the stock of BioWhittaker International, Inc., a subsidiary which held the Company's 50% interest in the joint venture (the "Partnership"), for a cash payment of $4,674. The Company also sold 100% of the stock of BioWhittaker France S.A.R.L. to Boehringer for $724, a price that approximated BioWhittaker France S.A.R.L.'s book value at April 30, 1995. In addition, the Company entered into a five year agreement with Boehringer to provide technical assistance and support for those products covered by the agreement. Boehringer will pay the Company $362 annually for the length of the agreement for such assistance.

    The impact of the sale, net of the book value of BioWhittaker France S.A.R.L., the Company's investment in the Partnership and certain costs associated with the transaction, is reflected as "Gain on sale of joint venture" of $2,015 in the Company's Consolidated Statement of Income for the year ended October 31, 1995.

    At October 31, 1996 and 1995 there was $881 and $1,179, respectively, due from parties related to the Boehringer Ingelheim Group.

NOTE 5. LITIGATION

    Gain on Pharmacia settlement. On December 23, 1994, BioWhittaker reached an agreement with Pharmacia AB and certain affiliated companies (together, "Pharmacia") to settle a lawsuit in which BioWhittaker claimed that Pharmacia infringed BioWhittaker's patents covering its diagnostic allergy testing system in the United States, Canada and Australia.

    As a result of the settlement agreement, BioWhittaker has granted Pharmacia a license to use its patents in the United States, Canada and Australia. Under the terms of this license, Pharmacia agreed to pay 3% of all revenues from the sale of those products using the patents, subject to an agreed payment of $500 for 1995, for which payment was received in December 1994, and a minimum of $300 for each of the years 1996 through 1999. In addition, Pharmacia also paid BioWhittaker $3,500 in December 1994, for past infringement, for a total cash payment upon settlement of $4,000. The proceeds from the settlement, net of legal fees and certain other expenses, is reflected in the Company's Consolidated Statement of Income for the year ended October 31,1995.

    Litigation expenses. The 1996 Consolidated Statement of Income includes litigation expenses of $3,500 which is the pre-tax cost associated with the Company's lawsuit against Minnesota Mining and Manufacturing, Inc.

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 6. ACQUISITIONS AND DIVESTITURES

    Clonetics Corporation. On January 17, 1996, the Company acquired 100% of the stock of Clonetics Corporation ("Clonetics"), a leading supplier of normal human cells, for $8,733 in cash and the assumption of approximately $3,500 in liabilities. The operations of Clonetics are included in the Consolidated Statement of Income from the date of acquisition. The acquisition was accounted for as a purchase transaction and resulted in the recording of approximately $2,260 of goodwill, $3,350 of purchased technology and $1,480 of other intangibles that will be amortized over periods ranging from 7 to 15 years. $4,000 of the purchase price was allocated to purchased research and development and expensed on the Company's Consolidated Statement of Income for fiscal 1996. The expense for purchased research and development is not deductible for income tax purposes.


    Sale of product line. On December 18, 1995, the Company sold to Carter-Wallace, Inc. ("Carter") its diagnostic test kit business in the EIA format for $9,000 and on February 2, 1996 sold its related FIAX line for $1,000. Carter also purchased EIA and FIAX finished goods inventory for approximately $1,400. BioWhittaker agreed to continue to manufacture EIA and FIAX products for Carter for up to one and five years, respectively. Under a separate agreement with one of Carter's contract manufacturers, BioWhittaker agreed to sell certain raw material and work in process inventory over a two year period.

    BioWhittaker also agreed to provide to Carter's customers certain diagnostic testing instrumentation associated with the EIA and FIAX product lines and to service the equipment for up to two years. The equipment surcharge typically paid on each kit purchased by customers will be collected by Carter and remitted to the Company in the amount of approximately $1,585, the book value of such diagnostic equipment owned by the Company at closing.

    As a result of this transaction, BioWhittaker recorded a pre-tax gain of $2,261 on its Consolidated Statement of Income for fiscal 1996, which includes the write-off of approximately $2,200 of unamortized cost of patents and goodwill. Additional gain or loss in future periods could result from the continuing transition operations, including the Company's on-going service obligations for the diagnostic testing instrumentation sold to Carter.

    The following table presents proforma consolidated results of operations for the years ended October 31, 1995 and 1996, assuming that the purchase of Clonetics Corporation and the sale of the diagnostic test kit business to Carter-Wallace, Inc. had occurred at the beginning of each of the respective fiscal periods.


                                                                                   FOR THE YEAR ENDED
                                                                                       OCTOBER 31,
                                                                                   ------------------
                                                                                   1996          1995
                                                                                   ----          ----
     Sales...............................................................        $51,288        $50,979
     Net Income..........................................................        $ 3,497        $ 7,222
     Net Income Per Share................................................        $  0.32        $  0.66

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 6. ACQUISITIONS AND DIVESTITURES - (CONTINUED)

     The above proforma information has been derived from the historical financial statements as adjusted for the proforma results of operations of Clonetics Corporation prior to its purchase by BioWhittaker, the reduction in revenue and expenses as a result of the sale to Carter-Wallace, Inc. and an estimated income tax provision related to the historical results and foregoing adjustments. The gain on the sale to Carter-Wallace, Inc. and the write-down of purchased research and development have been excluded from the proforma results of operations as they are non-recurring events.

     The above proforma information is presented for illustrative purposes only and is not necessarily indicative of the operating results had both the acquisition of Clonetics Corporation and the sale to Carter-Wallace, Inc. occurred as of November 1, 1994 and November 1, 1995.

     BioWhittaker paid DHI $1,125 as a non-refundable advance against royalties on future sales. The research and development agreement grants the Company the right to commercialize additional products under development by DHI or being contemplated by DHI and BioWhittaker, in exchange for future payments. Such payments totaled $260 for fiscal 1996.

NOTE 7. DEBT

    BioWhittaker maintains a $9,000 unsecured revolving credit facility (including a letter of credit subfacility) with a bank, which expires in February 1998. Borrowings under the facility ($300 and $900 at October 31, 1996 and 1995, respectively), bear interest at 1% above the bank's LIBOR rate or at the bank's prime rate, at BioWhittaker's option. The weighted average interest rates for these borrowings were 8.57% in 1996 and 7.91% in 1995. The agreement relating to the facility requires the maintenance of specific levels of net worth and interest coverage and limits the payment of dividends and repurchase of outstanding stock. The Company was in compliance with all debt covenants at October 31, 1996 and expects to continue to meet such covenants over the next twelve months.

    Long-term debt consisted of the following:

                                                                                         OCTOBER 31,
                                                                                    ---------------------
                                                                                    1996             1995
                                                                                    -----            ----
Notes payable with interest at LIBOR plus 1.35% .......................           $      -        $   2,250
Notes due through 2001, net of a present value discount of $414 in
   1996 and $552 in 1995 using a discount rate of 8% ..................              1,586            1,787
Capital leases due through 2000........................................                148                -
                                                                                  --------        ---------
                                                                                     1,734            4,037

Less current maturities...............................................                 291            1,101
                                                                                  --------        ---------
                                                                                  $  1,443        $   2,936
                                                                                  ========        =========

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 7. DEBT - (CONTINUED)

Maturities of long-term debt are as follows:

                   YEAR ENDING
                   OCTOBER 31,
                   -----------
                     1997 ........................................      $    291
                     1998 ........................................           295
                     1999 ........................................           286
                     2000 ........................................           286
                     2001.........................................           301
                  Subsequent to October 2001......................           275

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The fair value of the Company's financial instruments, which consist primarily of cash and cash equivalents, accounts receivable, accounts payable and short and long-term debt, approximate their carrying amounts reported in the Consolidated Balance Sheets.

     The Company maintains an allowance for losses on trade receivables based on the collectibility of all amounts owed. The Company generally does not require collateral for trade receivables. At October 31, 1996, the Company does not have any significant concentrations of credit risk.

NOTE 9. INCOME TAXES

     At October 31, 1996, a wholly owned subsidiary of the Company had net operating loss carry forwards of $386 for income tax purposes that expire in 2000 through 2008. The company also has general business tax credit carry forwards of $180 that expire in 1997 through 2000. The operation of certain provisions of the Internal Revenue Code will limit the amount of the carry forwards available to offset taxable income in any one year.

    Income before income taxes includes the following components:


                                                           YEARS ENDED OCTOBER 31,
                                                     -----------------------------------
                                                     1996             1995          1994
                                                     ----             ----          ----
     Domestic...................................   $   3,088       $   10,996     $   5,326
     Foreign....................................         (54)             262           510
                                                   ----------      ----------      --------
                                                   $   3,034       $   11,258     $   5,836
                                                   =========       ==========     =========

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 9.   INCOME TAXES - (CONTINUED)

     The provision for income taxes is comprised of the following:

                                                                             YEARS ENDED OCTOBER 31,
                                                                      -----------------------------------
                                                                        1996           1995          1994
                                                                      -------        -------       ------
Current
     Federal..................................................        $2,578         $3,664         $1,373
     States...................................................           (11)           693            591
     Foreign..................................................            (4)            90            120
                                                                      ------         ------         ------
                                                                       2,563          4,447          2,084
Deferred
     Federal..................................................          (300)          (145)           179
     States...................................................           (62)           (30)            39
                                                                      ------         ------         ------
                                                                        (362)          (175)           218
                                                                      ------         ------         ------
                                                                      $2,201         $4,272         $2,302
                                                                      ======         ======         ======


     The significant components of the deferred income tax liabilities and assets are as follows:

                                                           OCTOBER 31,
                                                        ------------------
                                                        1996          1995
                                                        ----          ----
Deferred tax assets:
     Net operating loss carry forward .........        $  131        $   --
     General business tax credit carry forwards           180            --
     Inventory reserves .......................           195           127
     Accrued expenses .........................           741           511
     State taxes ..............................           120            --
     Legal fees ...............................           211           193
     Other ....................................            91            --
                                                       ------        ------
Total deferred tax assets .....................         1,669           831

Deferred tax liabilities:
     Inventory ................................           479           477
     Legal fees ...............................            76           329
     Prepaid expenses .........................           236           242
     Depreciation and amortization ............         2,058           769
     Other ....................................            33           156
                                                       ------        ------
Total deferred tax liabilities ................         2,882         1,973
Net future income tax liability ...............         1,213         1,142
Valuation allowance ...........................           337            --
                                                       ------        ------
Net deferred tax liability ....................        $1,550        $1,142
                                                       ======        ======

During 1996, a valuation allowance of $337 was established.

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 9.  INCOME TAXES - (CONTINUED)

     A reconciliation of income taxes computed at the U.S. federal statutory rate to the Company's income tax expense is as follows:

                                                              YEARS ENDED OCTOBER 31,
                                                        -----------------------------------
                                                        1996            1995           1994
                                                        ----            ----           ----
     Income taxes at federal statutory rate ..        $ 1,032         $ 3,828         $1,984
     State income taxes, net of federal tax
         benefit .............................            132             490            254
     Purchased research and development ......          1,534              --             --
     Tax effect of foreign income ............           (112)             --             --
     Benefit from sale of product line .......           (320)             --             --
     Other, net ..............................            (65)            (46)            64
                                                      -------         -------         ------
                                                      $ 2,201         $ 4,272         $2,302
                                                      =======         =======         ======

     Unremitted earnings of subsidiaries outside the United States were not material.

NOTE 10. CAPITAL STOCK

     Prior to October 31, 1991, BioWhittaker was a wholly owned subsidiary of Whittaker Corporation ("Whittaker"). In connection with the spinoff of BioWhittaker in October 1991, certain employees of BioWhittaker received options to purchase shares of BioWhittaker common stock ("Substitute Options"). Substitute Options to purchase 692,742 of BioWhittaker common shares at exercise prices ranging from $2.09 to $5.50 per share were granted. Subsequently, the Company adopted the BioWhittaker 1991 Long-Term Stock Incentive Plan ("Company Stock Plan"). The maximum number of shares of BioWhittaker common stock in respect of which stock-based awards may be granted under the Company Stock Plan is 1,500,000 shares plus 127,288 shares subject to the Substitute Options. At October 31, 1996, no stock-based awards, other than stock options, have been granted. Transactions for the fiscal years ending October 31, 1996 and 1995 are summarized as follows:

                                                                        STOCK
                                                                       OPTIONS
                                                                     PRICE RANGE
                                                             --------------------------------
Outstanding October 31, 1994 .......................         1,457,244         $ 2.09- $ 8.88
Options granted during year ended October 31, 1995 .            17,000         $ 6.50- $ 7.75
Options exercised during year ended October 31, 1995          (459,623)        $ 2.09- $ 5.50
Options canceled or expired during year ended
    October 31, 1995 ...............................            (3,333)        $         5.38
                                                             ---------         --------------
Outstanding October 31, 1995 .......................         1,011,288         $ 3.57- $ 8.88
Options granted during year ended October 31, 1996 .            27,000         $ 6.75- $ 7.63
Options canceled or expired during year ended
    October 31, 1996 ...............................           (37,500)        $ 5.38- $ 8.75
                                                            ----------         --------------
 Outstanding October 31, 1996 ......................         1,000,788         $ 3.57- $ 8.88
                                                            ==========         ==============

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





NOTE 10.  CAPITAL STOCK - (CONTINUED)

     Options for 774,962 shares were exerciseable as of October 31, 1996.

     In 1991, the Company sold for $23,000 in cash, to Anasco GmbH, a member of the Boehringer Ingelheim Group, common stock equal to 19.9% of its outstanding common stock after such sale. The agreement relating to the sale of these shares included, among other matters, certain limitations on the purchase by Anasco and its affiliates of additional shares of BioWhittaker stock. In addition, upon the exercise of any Substitute Options, BioWhittaker must pay Anasco an amount in cash, voting securities or combination thereof (at BioWhittaker's option) as determined in accordance with the provisions of the related stock purchase agreement.

NOTE 11. POST-RETIREMENT BENEFITS

     BioWhittaker has established a contributory 401(k) plan and a noncontributory defined contribution target plan for its eligible employees.

     Under BioWhittaker's 401(k) plan, all domestic employees over 21 years of age who have completed one year of service with the Company are eligible to participate. Participating employees may voluntarily contribute 1% to 15% of their pay each year. The Company matches a portion of the employee's contribution up to 6% of the employee's pay.

     Under BioWhittaker's target plan, all domestic employees over 21 years of age who have completed one year of service with the Company participate. The target plan is 100% Company-funded, with annual contributions by the Company based on the employee's targeted benefit, determined by such factors as salary and expected years of service to age 65.

     Total 401(k) and target plan expenses recorded in the accompanying financial statements were as follows:

                                                                              YEARS ENDED OCTOBER 31,
                                                                        ----------------------------------
                                                                        1996            1995          1994
                                                                        ----            ----          ----
     401(k) plan expense..........................................    $   389         $  384        $  357
     Target plan expense..........................................        486            412           448
                                                                      -------         ------        ------
                                                                      $   875         $  796        $  805
                                                                      =======         ======        ======

     Effective August 15, 1995, the Company adopted a nonqualified Supplemental Executive Retirement Program ("SERP") covering certain key employees. The SERP provides for supplemental defined pension benefits based on compensation and years of service. The SERP also includes a defined contribution component. No contributions were made during fiscal 1995 and $107 in matching contributions were made by the Company in fiscal 1996.

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




NOTE 11. POST-RETIREMENT BENEFITS - (CONTINUED)

     Net periodic pension cost included the following components:

                                                   YEARS ENDED OCTOBER 31,
                                                   -----------------------
                                                      1996        1995
                                                      ----        ----
Service cost-benefits earned during the period        $ 59         $11
Interest cost on projected benefit obligation          109          21
Net amortization and deferral ................          91          19
                                                      ----         ---
Net periodic pension cost ....................        $259         $51
                                                      ====         ===
Assumptions used in the accounting were:
    Discount rate ............................         8.0%        7.5%
    Rate of increase in compensation level ...         5.0%        5.0%

     The following table sets forth the SERP's funded status and amounts recognized in the Company's consolidated balance sheets:

                                                                             AT  OCTOBER 31,
                                                                             ---------------
                                                                           1996            1995
                                                                           ----            ----
Actuarial present value of benefit obligations:
     Accumulated benefit obligation, (100% vested) ..............        $ 1,252         $ 1,000
                                                                         =======         =======
     Projected benefit obligation for service rendered to date             1,575           1,247
     Plan assets at fair value ..................................             --              --
                                                                         -------         -------
     Projected benefit obligation in excess of plan assets ......          1,575           1,247
     Unrecognized net obligation at August 15, 1995
        being recognized over 14 years ..........................         (1,265)         (1,196)
                                                                         -------         -------
     Accrued pension cost included in accrued expenses ..........        $   310         $    51
                                                                         =======         =======

     BioWhittaker offers no other post-retirement benefits to its employees.

NOTE 12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       1ST               2ND           3RD           4TH
                                                       QTR               QTR           QTR           QTR
                                                       ---               ---           ---           ---
     1996
     ----
     Sales...................................       $ 11,912          $ 13,559      $ 12,253      $ 13,735
     Cost of sales...........................          6,478             7,187         6,169         6,782
     (Loss)/Income Before Income Tax ........         (1,168)            2,025        (1,457)        3,634
     Net (Loss)/Income.......................         (1,959)            1,367          (910)        2,335
     Net (Loss)/Income Per Share ............          (0.18)             0.13          (.08)         0.21

                               BIOWHITTAKER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





NOTE 12. QUARTERLY FINANCIAL DATA (UNAUDITED) - (CONTINUED)

                                                        1ST               2ND           3RD           4TH
                                                        QTR               QTR           QTR           QTR
                                                        ---               ---           ---           ---
1995
----
     Sales...................................         $14,530           $14,147       $13,571       $13,549
     Cost of sales...........................           7,686             7,540         7,554         7,382
     Income Before Income Tax ...............           3,365             3,619         1,999         2,275
     Net Income..............................           2,079             2,241         1,287         1,379
     Net Income Per Share....................            0.19              0.20          0.12          0.13

     In the fourth quarter of fiscal 1996, the Company recorded an adjustment to increase the gain on sale of product line (originally recorded in the first quarter) by $939.

                               BIOWHITTAKER, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                   (UNAUDITED)
                                 (IN THOUSANDS)





                                      For the Nine
                                      Months Ended
                                   September 30, 1997
                                   ------------------
Net revenues .................        $ 42,656

Operating costs:
      Cost of goods sold .....          21,475
      Selling, general and
       administrative costs ..          11,188
      Research and development           2,161
                                      --------

         Total ...............          34,824
                                      --------

Operating Income .............           7,832

Other income (expenses):
   Interest income ...........               7
   Other - net ...............             (79)
                                      --------

Income before income taxes ...           7,760

Provision for income taxes ...           2,769
                                      --------

Net income ...................        $  4,991
                                      ========

       See accompanying note to unaudited pro forma condensed consolidated financial statements

                               BIOWHITTAKER, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                   (UNAUDITED)
                                 (IN THOUSANDS)



                                                    As of
                                               September 30, 1997
                                               ------------------
ASSETS
Current assets:
   Cash and temporary cash investments ....        $  4,557
   Trade and other receivables ............           6,795
   Inventories ............................          25,081
   Other current assets ...................           2,426
                                                   --------

         Total current assets .............          38,859

Property, plant and equipment, net ........          16,793
Intangible assets, net ....................          11,225
Other non-current assets ..................              89
                                                   --------

       Total assets .......................        $ 66,966
                                                   ========

LIABILITIES AND EQUITY
Current liabilities:
   Accounts payable and accrued liabilities        $  9,905
   Income taxes payable ...................           1,493
   Current portion of long-term debt ......             502
                                                   --------

       Total current liabilities ..........          11,900

Long-term debt ............................           1,253
Deferred taxes ............................           1,573
                                                   --------

       Total liabilities ..................          14,726
                                                   --------


Equity:
   Common stock ...........................             108
   Additional paid-in capital .............          26,397
   Retained earnings ......................          25,752
   Cumulative translation adjustment ......             (17)
                                                   --------

Total liabilities and equity ..............        $ 66,966
                                                   ========

      See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                               BIOWHITTAKER, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997


(1) Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim reporting. In the opinion of management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of financial position and results of operations have been included. These interim financial statements should be read in conjunction with the audited financial statements of BioWhittaker, Inc., for the year ended October, 31, 1996, included elsewhere in this document.


(2) Inventories:

     Inventories at September 30, 1997 consist of the following:

      Raw materials          $ 6,592
      Work in process          8,072
      Finished Goods          10,413
                             -------
                             $25,081
                             =======

                               CAMBREX CORPORATION
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)



     During 1997, Cambrex Corporation ("Cambrex" or the "Company") acquired all of the outstanding common stock of BioWhittaker, Inc. ("BioWhittaker"), as described in Note 1 to the attached Condensed Consolidated Financial Statements. The transaction hereinafter is referred to as the "Acquisition"

     The following unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996 give effect to the Acquisition as if it occurred on January 1, 1996. An unaudited pro forma condensed consolidated balance sheet is provided as of September 30, 1997, giving effect to the Acquisition as though it had been consummated on that date. The Acquisition has been accounted for as a purchase transaction, which requires the assets acquired and liabilities assumed to be recorded at fair value. The unaudited pro forma information reflects management's preliminary purchase price allocation and may be subject to certain revisions when final analyses of such values are completed.

     The pro forma financial statements presented herein for the nine months ended September 30, 1997 are derived from the unaudited financial statements of Cambrex and the unaudited interim financial statements of BioWhittaker for the nine months ended September 30, 1997. The balance sheet reported for Cambrex as of September 30, 1997 includes the value of the 93% of the outstanding stock of BioWhittaker acquired on that date as reported in the Company's quarterly report filed on Form 10-Q. Such asset and liability values are included in the BioWhittaker as reported and the pro forma adjustments columns. The pro forma information for the year ended December 31, 1996 is derived from the audited financial statements of Cambrex and the audited financial statements of BioWhittaker for their fiscal year ended October 31, 1996. Such pro forma information, in the opinion of Cambrex management, reflects adjustments necessary for a fair presentation of results. These adjustments give effect to the depreciation of property, plant and equipment, amortization of identifiable intangibles and goodwill, the interest on debt incurred to finance the Acquisition, and the tax effect of each of these adjustments. The unaudited condensed consolidated statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996 do not include a charge of approximately $14 million to reflect the allocation of a portion of the purchase price to in-process research and development which management is currently reviewing.

     The unaudited pro forma financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or of future results of operations of the combined companies. The unaudited condensed consolidated pro forma financial statements should be read in conjunction with the financial statements and notes of Cambrex as filed in its Annual Report on Form 10-K for the year ended December 31, 1996, and subsequent filings, and the financial statements of BioWhittaker included elsewhere herein.

                               CAMBREX CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                   (UNAUDITED)
                                 (IN THOUSANDS)





                                                          Cambrex          Pro Forma           Consolidated
                                                        Corporation        Adjustments            Pro Forma
                                                        As Reported        (see Note 2)         Balance Sheet
                                                        -----------         ----------          -------------
ASSETS
Current assets:
   Cash and temporary cash investments ..........        $  29,726                  --            $  29,726
   Trade and other receivables ..................           55,141                  --               55,141
   Inventories ..................................           93,261                  --               93,261
   Deferred tax asset ...........................            5,325                  --                5,325
   Other current assets .........................            5,605                  --                5,603
                                                         ---------            ---------            ---------

       Total current assets .....................          189,056                  --              189,056

Property, plant and equipment, net ..............          236,111           $      --              236,111
Intangible assets, net ..........................          108,226              27,964(1)           136,190
Other non-current assets ........................            3,788                  --                3,788
                                                         ---------           ---------            ---------

       Total assets .............................        $ 537,181           $  27,964          $   565,145
                                                         =========           =========            =========

LIABILITIES AND EQUITY
Current liabilities:
   Accounts payable and accrued liabilities .....        $  57,395                  --            $  57,395
   Income taxes payable .........................            8,588                  --                8,588
   Current portion of long-term debt ............            3,297                  --                3,297
                                                         ---------            ---------            ---------

       Total current liabilities ................           69,280                  --               69,280

Long-term debt ..................................          187,503              18,811(2)           206,314
Deferred taxes ..................................           24,685              23,153(3)            47,838
Other non-current liabilities ...................           20,803                  --               20,803
                                                         ---------            ---------            ---------

       Total liabilities ........................          302,271              41,964              344,235
                                                         ---------           ---------            ---------


Stockholders' equity:
   Common stock .................................            1,293                  --                1,293
   Additional paid-in capital ...................          153,005                  --              153,005
   Retained earnings ............................          102,677             (14,000)(4)           88,677
   Additional minimum pension liability .........             (553)                 --                 (553)
   Cumulative translation adjustment ............          (10,664)                 --              (10,664)
   Treasury stock at cost (1,049,069 shares) ....           (9,613)                 --               (9,613)
   Shares held in trust .........................           (1,235)                 --               (1,235)
                                                         ---------           ---------            ---------

       Total stockholders' equity ...............          234,910             (14,000)             220,910
                                                         ---------           ---------            ---------

       Total liabilities and stockholders' equity        $ 537,181           $  27,964            $ 565,145
                                                         =========           =========            =========

            See accompanying note to unaudited pro forma Consolidated
                                 balance sheet.

                               CAMBREX CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                   (UNAUDITED)
                                 (IN THOUSANDS)




                                                          Cambrex       BioWhittaker     Pro Forma         Consolidated
                                                        Corporation         Inc.        Adjustments         Pro Forma
                                                        As Reported     As Reported    (see Note 2)          Results
                                                        -----------     -----------      ----------          -------
Net revenues.........................................     $271,978        $42,656                            $314,634

Operating costs:
      Cost of goods sold.............................      189,611         21,475        $  (737)(5)          210,349
      Selling, general and administrative costs......       38,137         11,188          3,148 (6)           52,473
      Research and development                               7,057          2,161              -                9,218
                                                          --------        -------        -------             --------

         Total.......................................      234,805         34,824          2,411              272,040
                                                          --------        -------        -------             --------

Operating Income (loss)..............................       37,173          7,832         (2,411)              42,594

Other income (expenses):
Interest income  (expense)...........................       (2,763)             7         (6,428)(7)           (9,184)
   Other - net.......................................          586            (79)             -                  507
                                                          --------        -------        -------             --------

Income (loss) before income taxes....................       34,996          7,760         (8,839)              33,917

Provision (benefit) for income taxes.................       11,165          2,769         (2,985)(8)           10,949
                                                          --------        -------        -------             --------

Net income (loss)....................................     $ 23,831        $ 4,991        $(5,854)            $ 22,968
                                                          ========        =======        =======             ========

Weighted average number of shares outstanding:
    Primary..........................................       12,097                                             12,097
                                                          --------                                           --------

    Fully diluted....................................       12,145                                             12,145
                                                          --------                                           --------

Net income per share:
    Primary..........................................     $   1.97                                           $   1.30
                                                          --------                                           --------

    Fully diluted....................................     $   1.96                                           $   1.30
                                                          --------                                           --------

            See accompanying note to unaudited pro forma Consolidated
                            statement of operations.

                               CAMBREX CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                                 (IN THOUSANDS)





                                                          Cambrex           BioWhittaker        Pro Forma           Consolidated
                                                        Corporation             Inc.           Adjustments            Pro Forma
                                                        As Reported         As Reported       (see Note 2)             Results
                                                        -----------         -----------         ----------             -------
Net revenues.........................................     $359,385            $ 51,459                                 $410,844

Operating costs:.....................................
      Cost of goods sold.............................      258,049              26,616          $   (983)(5)            283,682
      Selling, general and administrative expenses...       45,879              14,106             4,198 (6)             64,183
      Research and development.......................        9,183               2,608               -                   11,791
                                                          --------            --------           -------               --------

         Total.......................................      313,111              43,330             3,215                359,656
                                                          --------            --------           -------               --------

Operating Income (loss)..............................       46,274               8,129            (3,215)                51,188

Other income (expenses):
   Interest income...................................          353                -                    -                    353
   Interest expense..................................       (6,152)               (262)           (8,086)(7)            (14,500)
   Other - net.......................................          194              (4,833)                -                 (4,639)
                                                          --------            --------           -------               --------


Income (loss) before income taxes....................       40,669               3,034           (11,301)                32,402

Provision (benefit) for income taxes.................       12,444               2,201            (3,801)(8)             10,844
                                                          --------            --------           -------               --------

Net income (loss)....................................     $ 28,225            $    833          $( 7,500)              $ 21,558
                                                          ========            ========          == =====               ========

Weighted average number of shares outstanding:.......
    Primary..........................................       11,897                                                       11,897

    Fully diluted....................................       11,910                                                       11,910

Net income per share:
    Primary..........................................     $   2.37                                                     $   1.81

    Fully diluted....................................     $   2.37                                                     $   1.81

            See accompanying note to unaudited pro forma Consolidated
                            statement of operations.

                               CAMBREX CORPORATION
       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


(1) BASIS OF PRESENTATION

         On September 30, 1997, the Company acquired 93% of the outstanding common stock of BioWhittaker at a price equivalent to $11.625 per share. The Company acquired the remaining 7% of the outstanding common stock of BioWhittaker on October 3, 1997 for $11.625 per share. The total purchase price of $134,768 (including acquisition costs of approximately $4,223) was financed with borrowings from the Company's Credit Agreement. The unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 reflects the Acquisition under the purchase method of accounting and is presented as though the Acquisition had occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1997 and for the year ended December 31,1996 give effect to the Acquisition as if it had occurred on January 1, 1996.



Assets acquired and liabilities assumed are as follows:

Debt incurred to finance acquisition ........................................      $134,768
                                                                                   ========

          Net book value of assets acquired less
            liabilities assumed..............................................      $ 52,240

          Adjustments to reflect fair value changes:
            Property, plant and equipment....................................         7,397
            Deferred taxes on asset write-up.................................       (23,153)
            Other Identifiable Intangibles...................................        62,240
            In-Process Research and Development..............................        14,000
            Goodwill.........................................................        22,044
                                                                                   --------

          Fair value of net assets acquired..................................      $134,768
                                                                                   ========

(2) NOTES TO PRO FORMA ADJUSTMENTS

         The pro forma adjustments reflect the acquisition of the remaining 7% of the outstanding common stock of BioWhittaker, Inc. (as described in Note 1 to the attached financial statements).





1. Adjustment to record additional goodwill of $22,044 and other identifiable intangibles of $5,920. The other identifiable intangibles and goodwill are being amortized over an average life of 20 years.

2. The net additional long term debt of $18,811 required to finance the Acquisition of the remaining 7% of the outstanding common stock and related acquisition costs.

3. To record deferred tax liabilities of $23,153 as a result of the valuation of identifiable intangible assets as part of the initial purchase price allocation.

                     CAMBREX CORPORATION NOTES TO PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



(2)      NOTES TO PRO FORMA ADJUSTMENTS - (CONTINUED)

4. Adjustment to record the in-process research and development charge amounting to $14,000. The BiWhittaker research and development efforts related to this charge are directed at alterations of and adaptations to existing products and new product development, are not commercially viable and have no future alternative uses. There can be no assurances that these efforts will lead to the introduction of one or more new products. The in-process research and development charge is not reflected in the unaudited pro forma condensed consolidated statements of income as it represents a non-recurring charge directly attributable to the Acquisition.

5. Reduced depreciation expense of $737 and $983 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. The reduction in expense is due to longer asset lives used by Cambrex.

6. Increased amortization expense of $3,148 and $4,198 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. The increase in expense is due to the higher asset values for identifiable intangibles and goodwill resulting from the purchase price allocation.

7. Interest expense incurred by Cambrex to finance the Acquisition of $6,428 and $8,086 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. All interest is assumed to be financed under Cambrex's Credit Agreement which has an average borrowing rate of 6%.

8. The recognition of the income tax benefit of $2,985 and $3,801 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively based upon an effective rate of 37.2%. The actual income tax benefit rate is lower than the effective rate due to the non-deductible amortization expenses.

                                  EXHIBIT INDEX


EXHIBIT NO.                     DESCRIPTION
-----------                     -----------
    23                Consent of Ernst & Young, L.L.P.